Exhibit 107

Filing Fee Table

           F-1

(Form Type)

                 mF International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares, no par value per share (2)(3)	Rules 457(a) and 457(o)	–	–	$10,075,540	0.0001476	$1,487.15
	Equity	Ordinary Shares, no par value per share (4)	Rules 457(a) and 457(o)	–	–	$11,585,000	0.0001476	$1,709.95
	Total Offering Amounts					$21,660,540		$3,197.10
	Total Fees Previously Paid							$2,447.20
	Total Fee Offset							$0
	Net Fee Due							$749.90

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes Ordinary Shares that may be purchased by the underwriter pursuant to its option to purchase additional Ordinary Shares to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)	Includes Ordinary Shares registered for resale on this registration statement by the Underwritten Selling Shareholder named in this registration statement.

(4)	Represents Ordinary Shares registered for resale on this registration statement by the Selling Shareholders named in this registration statement or their permitted transferees.